Exhibit 10.23



                      AGREEMENT TO PROVIDE LETTER OF CREDIT

         This Agreement is entered into by and among Clydesdale Partners, LLC, a Delaware limited liability company ("LC Provider") and RemoteMDx, Inc., a Utah corporation ("RemoteMDx") and SecureAlert, Inc, a Utah corporation and subsidiary of RemoteMDx ("SecureAlert"), dated June 30, 2006.

                                    RECITALS

         LC Provider and RemoteMDx desire to enter into an agreement pursuant to which LC Provider will provide a letter of credit as collateral to secure a line of credit from Citizens National Bank ("Citizens Bank") for the benefit of RemoteMDx.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

         1. Letter of Credit. LC Provider will arrange for and establish an unconditional, irrevocable letter of credit in the amount of $1,000,000 (the "LC") in favor of Citizens Bank. The LC will serve as collateral to secure the repayment of a line of credit from Citizens Bank to RemoteMDx (the "Citizens LOC"), providing for loans from Citizens Bank to RemoteMDx of up to $10 million. The initial draw upon the Citizens LOC is represented by that certain Promissory Note dated June ___, 2006, from RemoteMDx to Citizens Bank in the original principal amount of $2,000,000 (the "Note"), attached hereto as Exhibit "A". The LC will be substantially in the form of the LC attached hereto as Exhibit "B," and shall secure the Citizens LOC pursuant to the terms of the Commercial Security Agreement between RemoteMDx and Citizens Bank attached hereto as Exhibit "C". The LC shall terminate immediately upon the earlier to occur of: (i) June 30, 2008, and (ii) such time as the Citizens LOC has been terminated. Interest, if any, paid on amounts deposited by LC Provider under the LC will be the sole and exclusive property of LC Provider. Upon termination of the LC and payment of all amounts due to LC Provider hereunder, all obligations of Remote and SecureAlert hereunder to LC Provider shall cease. RemoteMDx will not modify or amend any terms of the Citizens LOC agreements with Citizens Bank, including the interest rate on the Citizens LOC, without the consent of LC Provider, which consent will not be unreasonably withheld.

         2. Consideration. In consideration for establishing the LC, RemoteMDx will:

              a. Issue to LC Provider, for no additional consideration, 100,000 shares of common stock of RemoteMDx (the "Shares"), upon funding of the initial $2 million of the Citizens LOC;

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              b.     Pay to LC Provider an amount equal to eleven percent (11%)
                     per annum of the total amount of the LC until the LC is terminated. Such payments will be made on a monthly basis in arrears on the first day of each month; and

              c. Pay to LC Provider $10,000, upon the funding of the initial $2 million of the Citizens LOC, against the fees and costs incurred by LC Provider to establish the LC.

         3. Collateral. Remote MDx and SecureAlert will grant to LC Provider a security interest in the assets of Remote MDx and SecureAlert, pursuant to the terms of the Security Agreement (the "Security Agreement") attached hereto as Exhibit "D".

         4. Initial Draw. The initial draw on the Citizens LOC will be a $1,050,700 check to RemoteMDx, 150 West Civic Center Drive, Suite 400, Sandy, UT 84070 and will be used solely for inventory previously purchased by RemoteMDx.

         5. Subsequent Draws. Without the consent of LC Provider, all subsequent draws under the Citizens LOC will be used exclusively to pay RemoteMDx's manufacturers, either Dynamic Source Manufacturing or Advanta Design Group Inc., or to reimburse RemoteMDx for payments made to those manufacturers. However, Citizens Bank shall be entitled to make draws upon the Citizens LOC for its own benefit as provided in the Note without the consent of LC Provider. In no event will Remote MDx draw a principal amount exceeding $10,000,000 from the Citizens LOC without the written consent of LC Provider.

         6. Monthly Reports. RemoteMDx will furnish to LC Provider monthly reports on new contracts, the amounts deposited into lockbox and amounts paid towards principal and interest.

         7. Draw-Downs on LC by Citizens Bank. In the event Citizens Bank shall draw on the LC to satisfy amounts owed by RemoteMDx on the Citizens LOC, the amount of any such draw down (the "Draw Down Amount") shall be immediately due and payable by RemoteMDx to LC Provider, together with interest thereon at the rate of eighteen percent (18%) per annum from the date Citizens Bank draws such funds until paid in full. To the extent Citizens Bank shall draw on the LC, the amounts that become due, together with interest, from Remote MDx to LC Provider under this section 7, shall be in lieu of the payments set forth in Section 2(b), above, but Remote MDx shall remain liable for the payments set forth in Section 2(b), above, on the portion of the LC that is not drawn upon by Citizens Bank. Immediate repayment of any Draw Down Amount from Remote MDx to LC Provider shall be secured by the Security Agreement.

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         8.   Binding Effect. The parties agree that this Agreement may not be assigned by either party without the prior written consent of the other party; which consent shall not be unreasonably withheld.

         9.   Miscellaneous Provisions.

              a. Amendment; Waiver. The provisions of this Agreement may be amended or waived only in a writing signed by each party.

              b. Attorney Fees. The prevailing party in any litigation concerning this Agreement is entitled to reimbursement of its reasonable attorney fees and expenses from the non-prevailing party, including costs and expenses incurred on appeal or in bankruptcy proceedings.

              c. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute the same instrument.

              d. Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of Utah without regard to the choice of law provisions thereof.

              e. Severability. In the event that any term or provision of this Agreement will be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same will have the power and is hereby authorized and directed to limit such scope, duration or area of applicability, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of this Agreement will be held to be invalid or unenforceable for any reason, such invalidity or unenforceability will attach only to such provision and will not affect or render invalid or unenforceable any other provision of this Agreement.


                         [Signatures on Following Page]




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         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

RemoteMDx:                         RemoteMDx, Inc.


                                   By:  __/s/___________________________
                                   Title:  Chief Executive Officer

SecureAlert:                       SecureAlert, Inc.


                                   By:  __/s/___________________________
                                   Title:  Chief Executive Officer

LC Provider:                       Clydesdale Partners, LLC
                                   By PFK Management Group, LLC, its Manager


                                   By:  __/s/______________________
                                           Paul F. Klapper, Manager









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